Exhibit 99.1

Sono-Tek Reports Fiscal Second Quarter and First Half 2027 Results Driven by Strong Medical Sector and Higher Value Production Systems

First Half Revenue Increased 6% to $10.9 Million; Gross Margin Expanded to 55%; Operating Income Increased 41%; Medical Market Sales Increased 289%

Reiterates Expectation of Flat to Modest Revenue Growth for FY 27 Reflecting Timing of Several Large Orders

Recent New Record Orders Significantly Increases Revenue Visibility for FY 28

MILTON, N.Y., October 14, 2026 – Sono-Tek Corporation (Nasdaq: SOTK), a leading developer and manufacturer of precision ultrasonic coating systems, today reported financial results for the second quarter and first half of fiscal year 2027, ended August 31, 2026.

Second Quarter Fiscal 2027 Highlights

•	Net sales increased 1% to $5.23 million compared with $5.16 million in the second quarter of fiscal 2026.
•	Gross profit increased 7% to $2.77 million, while gross margin expanded to 53%, compared with 50% in the prior-year period, primarily reflecting an unusually favorable product and geographic mix.
•	Operating income was $382,000 compared with $421,000 in the prior-year period, reflecting higher operating expenses that partially offset the increase in gross profit.
•	Net income was $366,000, or $0.02 per diluted share, compared with $424,000, or $0.03 per diluted share, in the second quarter of fiscal 2026.
•	Medical market sales increased 209% to $3.11 million, led by shipments of balloon coating systems and specialty stent-coating systems.

First Half Fiscal 2027 Highlights

•	Net sales increased 6% to $10.89 million compared with $10.30 million in the first half of fiscal 2026, consistent with the Company's first-half growth guidance and driven by strong sales to the medical sector.
•	Gross profit increased 14% to $5.98 million, while gross margin expanded to 55%, compared with 51% in the prior-year period, primarily reflecting an unusually favorable product and geographic mix.
•	Operating income increased 41% to $1.28 million, compared with $905,000 in the first half of fiscal 2026, reflecting increased gross profit and operating leverage.
•	Net income increased 22% to $1.11 million, compared with $909,000 in the prior-year period.
•	Medical market sales increased 289% to $7.05 million, driven by shipments of balloon coating systems and specialty stent-coating systems.

Balance Sheet, Backlog and Guidance for Fiscal Year 2027

•	Cash, cash equivalents and marketable securities: Totaled $17.7 million at August 31, 2026, compared with $14.8 million at February 28, 2026, with no outstanding debt.
•	Backlog: Combined equipment and service-related backlog was $9.51 million at August 31, 2026, an increase of approximately $1.78 million, or 23%, from $7.73 million at the end of the first quarter of fiscal 2027. The sequential increase reflects improved order momentum during the second quarter.
•	Subsequent Order Activity: Subsequent to quarter end, the Company received three orders totaling approximately $7.19 million expected to ship during fiscal 2028. The order significantly increases revenue visibility for fiscal 2028 with the potential to build even further upon this backlog.
•	Guidance: For the full fiscal year 2027, the Company is reiterating its prior guidance for flat to modest revenue growth reflecting the timing of several large orders, growing demand in the medical device market and higher value production systems

Steve Harshbarger, President and Chief Executive Officer of Sono-Tek, stated, “Fiscal 2027 is progressing well, with solid first-half revenue growth, meaningful gross margin expansion and strong improvement in operating profitability. These results reflect disciplined execution across our operations and continued progress with our strategy of focusing on higher-value production systems in advanced technology markets, particularly medical devices. Medical was again the primary growth driver, with first-half sales increasing 289%, led by strong demand for balloon coating and specialty stent-coating systems. We are particularly encouraged by the increasing adoption of our technology as customers move from development into commercial manufacturing.”

“Looking ahead, we remain focused on expanding our installed base of production systems, supporting customers as they scale, and investing in the engineering, application development and commercial capabilities that will drive our next phase of growth. We continue to maintain our previously communicated expectation of flat to modest revenue growth for the full fiscal year. This outlook reflects the timing of several large, higher-value production platform orders, which can result in increased quarter-to-quarter variability as these systems become a larger portion of our business. With a strong and growing backlog and cash position, we believe we are well positioned to capitalize on the opportunities ahead and continue building long-term value for our shareholders. We are extremely proud of our performance and long-term track record of revenue and importantly net income growth.”

Dr. Christopher L. Coccio, Executive Chairman, stated, “Our first-half results reinforce the long-term strength of Sono-Tek’s ultrasonic coating technology platform and the strategic direction we have pursued for many years. The exceptional growth in our medical business demonstrates how our technology and application expertise are enabling customers to address increasingly demanding coating requirements in sophisticated medical-device applications. We believe this growth also reflects the broader opportunity to expand our role as customers move from development into commercial manufacturing and increasingly require greater precision, repeatability and process control.”

“Over decades, Sono-Tek has built differentiated technology, deep application expertise and lasting customer relationships that continue to position us for future growth. We see opportunities to build on these strengths by expanding our presence in existing markets, developing new applications and supporting customers as their manufacturing requirements evolve. Together with our strong financial foundation and disciplined approach to investment, we believe these enduring strengths provide a solid platform for sustainable long-term growth and continued value creation for our shareholders.”

Second Quarter and First Half Fiscal 2027 Financial Results

(Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Three Months Ended August 31,		Change
	2026	2025	$	%
Net Sales	$5,232	$5,163	69	1%
Gross Profit	$2,767	$2,590	177	7%
Gross Margin	53%	50%

Operating Income	$382	$421	(39)	(9%	)
Operating Margin	7%	8%

Net Income	$366	$424	(58)	(14%	)
Net Margin	7%	8%

	Six Months Ended August 31,		Change
	2026	2025	$	%
Net Sales	$10,893	$10,295	596	6%
Gross Profit	$5,981	$5,254	727	14%
Gross Margin	55%	51%

Operating Income	$1,279	$905	374	41%
Operating Margin	12%	9%

Net Income	$1,107	$909	198	22%
Net Margin	10%	9%

Product Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2026	2025	$	%		2026	2025	$	%
Fluxing Systems	$27,000	$165,000	(138,000)	(84%	)	$119,000	$317,000	(198,000)	(62%	)
In-Line Coating Systems	1,778,000	1,530,000	248,000	16%		3,937,000	4,584,000	(647,000)	(14%	)
Multi-Axis Coating Systems	1,975,000	2,030,000	(55,000)	(3%	)	4,050,000	2,707,000	1,343,000	50%
OEM Systems	642,000	394,000	248,000	63%		873,000	524,000	349,000	67%
Spare Parts, Services and Other	810,000	1,044,000	(234,000)	(22%	)	1,914,000	2,164,000	(250,000)	(12%	)
TOTAL	$5,232,000	$5,163,000	69,000	1%		$10,893,000	$10,296,000	597,000	6%

Sales of In-Line Coating Systems increased 16% in the second quarter of fiscal 2027 due to strong medical sales in the United States.

In-Line Coating Systems sales decreased 14% during the first half of fiscal 2027 primarily attributed to the shipment of six high ASP systems valued at $4.42 million that occurred in the first half of fiscal 2026 that did not repeat in fiscal 2027.

Sales of Multi-Axis Coating Systems decreased by 3% in the second quarter of fiscal 2027. In the first half of fiscal 2027, Multi-Axis Coating Systems increased 50% or approximately $1.3 million, driven by strong sales of specialty stent-coating systems to the U.S. medical device market.

Sales of OEM Systems increased 63% to $642,000 in the second quarter and 67% to $873,000 in the first half of fiscal 2027. The increase in OEM sales in the second quarter and the first half of fiscal 2027 were driven by continued strong fluxing-system sales to a European OEM partner and strong semiconductor sales to an OEM in China.

Market Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2026	2025	$	%		2026	2025	$	%
Electronics/Microelectronics	$1,204,000	$1,455,000	(251,000)	(17%	)	$2,068,000	$2,399,000	(331,000)	(14%	)
Medical	3,105,000	1,004,000	2,101,000	209%		7,050,000	1,812,000	5,238,000	289%
Alternative/Clean Energy	535,000	2,433,000	(1,898,000)	(78%	)	855,000	5,681,000	(4,826,000)	(85%	)
Emerging R&D and Other	3,000	33,000	(30,000)	(91%	)	5,000	47,000	(42,000)	(89%	)
Industrial	385,000	238,000	147,000	62%		915,000	357,000	558,000	156%
TOTAL	$5,232,000	$5,163,000	69,000	1%		$10,893,000	$10,296,000	597,000	6%

Medical sales increased 209% to $3,105,000 in the second quarter of fiscal 2027 and 289% to $7,050,000 in the first half of fiscal 2027, led by shipments of balloon coating systems and specialty stent-coating systems.

Industrial sales increased 62% to $385,000 in the second quarter of fiscal 2027 and 156% to $915,000 in the first half of fiscal 2027, influenced by a system sold to the defense sector for an optics-related application.

Alternative Energy sales decreased 78% to $535,000 in the second quarter of fiscal 2027 and 85% to $855,000 in the first half of fiscal 2027. The decrease in the Alternative Energy market reflects the significant shifts in U.S. government policy and spending within the clean energy sector, particularly in green-hydrogen, electrolysis and fuel-cell applications.

Electronics/Microelectronics sales decreased 17% to $1,204,000 in the second quarter of fiscal 2027 and 14% to $2,068,000 in the first half of fiscal 2027.

Geographic Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2026	2025	$	%		2026	2025	$	%
U.S. & Canada	$3,682,000	$2,720,000	962,000	35%		$7,212,000	$6,263,000	949,000	15%
Asia Pacific (APAC)	507,000	930,000	(423,000)	(45%	)	1,244,000	1,527,000	(283,000)	(19%	)
Europe, Middle East, Africa (EMEA)	952,000	1,424,000	(472,000)	(33%	)	1,883,000	2,321,000	(438,000)	(19%	)
Latin America	91,000	89,000	2,000	2%		554,000	185,000	369,000	199%
TOTAL	$5,232,000	$5,163,000	69,000	1%		$10,893,000	$10,296,000	597,000	6%

In the second quarter of fiscal 2027, approximately 30% of sales originated outside of the United States and Canada compared with 47% in the second quarter of fiscal 2026.

In the first half of fiscal 2027, approximately 34% of sales originated outside of the United States and Canada compared with 39% in the first half of fiscal 2026.

U.S. and Canada sales increased 35% in the second quarter of fiscal 2027 and 15% in the first half of fiscal 2027, driven by strong sales to the U.S. medical-device market, including the stent and drug-coated balloon markets.

Asia Pacific sales decreased approximately 45% in the second quarter and 19% in the first half of fiscal 2027, reflecting lower sales in South Korea, Taiwan and Japan. These decreases were partially offset by increased sales in China, including strong first-half medical and semiconductor sales.

Latin America sales increased 2% in the second quarter of fiscal 2027 and were essentially flat with the prior-year quarter. Sales increased 199% in the first half of fiscal 2027, including a $242,000 medical system shipped to Costa Rica.

EMEA sales decreased 33% in the second quarter and 19% in the first half of fiscal 2027, primarily reflecting softer clean-energy sales in the region. The first-half decrease was partially offset by strong sales to a European fluxing OEM partner and steady medical-sector sales.

Conference Call Information

The Company will hold a conference call to discuss its fiscal second quarter and first half 2027 financial results, ended August 31, 2026, today, October 14, 2026, at 10:30 am ET.

To participate, please dial 1-844-481-2752 or 1-412-317-0668 for international callers at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

Webcast Information

A simultaneous webcast of the call may be accessed through the Company's website, Events & Presentations | Sono-Tek or at:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=XwOIJQ1z

A replay of the call will be available at 1-855-669-9658 or 1-412-317-0088 for international callers, access code 9211789, through October 28, 2026. A replay of the call will also be available on the Company’s website for one year at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation is the global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide.  Sono-Tek's inroads into the clean energy sector are showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. We strategically deliver our products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

Our solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; continued strength of sales to the medical device market; continued private and public funding for the clean energy sector and continued strong demand for Sono-Tek’s suite of thin film coating solutions and application consulting services in the clean energy and other markets; maintenance of order backlog; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations:

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31, 2026	February 28, 2026
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$10,249,779	$7,339,403
Marketable securities	7,505,420	7,469,649
Accounts receivable (less allowance of $12,225, respectively)	1,230,260	3,350,953
Inventories	3,833,809	3,923,350
Prepaid expenses and other current assets	535,491	743,295
Total current assets	23,354,759	22,826,650

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,036,827	2,173,443
Intangible assets, net	26,316	29,791
Deferred tax asset	731,673	1,141,611

TOTAL ASSETS	$26,399,575	$26,421,495

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$779,158	$1,038,885
Accrued expenses	1,988,412	2,227,401
Customer deposits	2,324,246	3,069,743
Income taxes payable	188,503	255,398
Total current liabilities	5,280,319	6,591,427

Deferred tax liability	54,324	55,909
Total liabilities	5,334,643	6,647,336

Commitments and Contingencies (Note 10)

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,716,723 and 15,710,389 issued and outstanding as of August 31, 2026 and February 28, 2026	157,167	157,104
Additional paid-in capital	10,370,106	10,186,858
Accumulated earnings	10,537,659	9,430,197
Total stockholders’ equity	21,064,932	19,774,159

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,399,575	$26,421,495

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended August 31,		Three Months Ended August 31,
	2026	2025	2026	2025

Net Sales	$10,893,312	$10,295,469	$5,232,153	$5,162,696
Cost of Goods Sold	4,912,537	5,041,218	2,465,298	2,572,959
Gross Profit	5,980,775	5,254,251	2,766,855	2,589,737

Operating Expenses
Research and product development costs	1,296,143	1,295,748	679,160	627,278
Marketing and selling expenses	2,025,731	1,729,504	1,000,747	871,353
General and administrative costs	1,380,209	1,324,477	705,417	669,952
Total Operating Expenses	4,702,083	4,349,729	2,385,324	2,168,583

Operating Income	1,278,692	904,522	381,531	421,154

Interest and Dividend Income	268,559	223,660	153,936	81,562
Net unrealized (loss)/gain on marketable securities	(63,704)	1,570	(37,433)	23,493

Income Before Income Taxes	1,483,547	1,129,752	498,034	526,209

Income Tax Expense	376,085	221,074	131,740	102,516

Net Income	$1,107,462	$908,678	$366,294	$423,693

Basic Earnings Per Share	$0.07	$0.06	$0.02	$0.03

Diluted Earnings Per Share	$0.07	$0.06	$0.02	$0.03

Weighted Average Shares - Basic	15,714,954	15,727,844	15,716,723	15,721,162
Weighted Average Shares - Diluted	15,789,915	15,740,384	15,806,121	15,731,571

See notes to unaudited condensed consolidated financial statements.